Exhibit 4.2

SANGOMA TECHNOLOGIES CORPORATION

Consolidated financial statements for

years ended June 30, 2021 and 2020

100 Renfrew Drive, Suite 100,

Markham, Ontario,

Canada L3R 9R6

Sangoma Technologies Corporation

June 30, 2021 and 2020

Independent Auditor’s Report

To the Shareholders of Sangoma Technologies Corporation:

Opinion

We have audited the consolidated financial statements of Sangoma Technologies Corporation and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at June 30, 2021 and June 30, 2020, and the consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at June 30, 2021 and June 30, 2020, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Ajmer Singh Sran.

/s/ MNP LLP
Toronto, Ontario	Chartered Professional Accountants
September 29, 2021	Licensed Public Accountants

Sangoma Technologies Corporation

Consolidated statements of financial position

As at June 30, 2021 and 2020

(in Canadian dollars)

	2021	2020
	$	$
Assets
Current assets
Cash and cash equivalents (Note 13)	27,385,282	27,249,863
Trade receivables (Note 13)	18,261,836	11,234,541
Inventories (Note 4)	14,649,861	12,643,738
Income tax receivable	821,201	-
Contract assets (Note 2(v))	917,114	645,296
Other current assets	4,085,501	2,383,857
	66,120,795	54,157,295
Non-current assets
Property and equipment (Note 5)	9,485,146	3,001,687
Right-of-use assets (Note 17)	16,768,978	16,178,520
Intangible assets (Note 6)	240,416,895	50,206,378
Development costs (Note 7)	1,899,735	2,452,718
Deferred income tax assets (Note 10)	2,543,353	5,287,207
Goodwill (Note 8)	331,412,760	44,012,418
Contract assets (Note 2(v))	1,058,573	436,755
	669,706,235	175,732,978
Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 13)	27,713,597	14,185,737
Provisions (Note 18)	548,390	662,942
Sales tax payable	1,634,156	808,074
Income tax payable	-	2,636,159
Consideration payable (Note 16)	2,894,921	-
Operating facility and loans (Note 9)	18,033,270	16,898,720
Contract liabilities (Note 15)	14,143,563	10,772,900
Derivative liability (Note 9)	413,111	797,380
Lease obligations on right-of-use assets (Note 17)	3,001,069	2,951,616
	68,382,077	49,713,528
Long term liabilities
Consideration payable (Note 16)	8,385,867	-
Operating facility and loans (Note 9)	74,875,253	33,593,020
Contract liabilities (Note 15)	5,381,611	3,972,730
Non-current lease obligations on right-of-use assets (Note 17)	14,651,306	13,671,174
Deferred income tax liabilities (Note 10)	30,688,333	-
Other non-current liabilities	1,137,020	-
	203,501,467	100,950,452
Shareholders’ equity
Share capital	226,333,036	64,628,552
Shares to be issued	241,568,231	-
Contributed surplus	6,925,843	2,437,227
Accumulated other comprehensive loss	(17,797,975)	(691,896)
Retained earnings	9,175,633	8,408,643
	466,204,768	74,782,526
	669,706,235	175,732,978

Approved by the Board
(Signed)	Al Guarino	Director
(Signed)	Allan Brett	Director

The accompanying notes are an integral part of these consolidated financial statements.

Sangoma Technologies Corporation

Consolidated statements of income and comprehensive income (loss)

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

	2021	2020
	$	$
Revenue (Note 19)	167,344,815	131,417,706
Cost of sales (Note 4)	53,389,496	46,509,149
Gross profit	113,955,319	84,908,557

Expenses
Sales and marketing	31,019,555	20,556,128
Research and development	27,194,305	23,913,068
General and administration	47,819,825	30,249,635
Foreign currency exchange (gain) loss	(157,539)	54,142
	105,876,146	74,772,973
Income before interest, income taxes, gain on change in fair value of consideration payable, business integration and acquisition costs	8,079,173	10,135,584

Interest income (Note 13)	(49,211)	(53,170)
Interest expense (Notes 9, 13, 17)	2,465,643	2,530,537
Gain on change in fair value of consideration payable (Note 16)	(5,164,811)	-
Business acquisition costs (Note 20)	4,889,557	2,581,854
	2,141,178	5,059,221

Income before income tax	5,937,995	5,076,363
Provision for income taxes
Current (Note 10)	2,485,051	1,651,676
Deferred (Note 10)	2,685,954	(479,929)
Net income	766,990	3,904,616

Other comprehensive income (loss)
Items to be reclassified to net income Change in fair value of interest rate swaps, net of tax (Note 9)	384,269	(797,380)
Foreign currency translation gain (loss)	(17,490,348)	159,653
Comprehensive income (loss)	(16,339,089)	3,266,889

Earnings per share
Basic (Note 11(iii))	$0.004	$0.055
Diluted (Note 11(iii))	$0.004	$0.054

Weighted average number of shares outstanding (Note 11(iii))
Basic	202,609,514	71,382,799
Diluted	204,277,032	72,595,302

The accompanying notes are an integral part of these consolidated financial statements.

Sangoma Technologies Corporation

Consolidated statements of changes in shareholders’ equity

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

	Number of		Shares			Accumulated other		Total
	common	Share	to be	Contributed	Warrant	comprehensive	Retained	shareholders’
	shares	capital	issued	surplus	reserve	(loss) income	earnings	equity
		$	$	$	$	$	$	$
Balance, June 30, 2019	52,962,090	34,860,468	-	2,514,154	29,348	(54,169)	4,479,665	41,829,466

Net income	-	-	-	-	-	-	3,904,616	3,904,616
Other comprehensive income	-	-	-	-	-	159,653	-	159,653
Change in fair value of interest rate swaps, net of tax (Note 9)	-	-	-	-	-	(797,380)	-	(797,380)
Common shares issued through business combination (Note11(i), 20)	5,500,417	6,553,938	-	-	-	-	-	6,553,938
Common shares issued through short form prospectus, net of costs (Note 11(i))	14,846,500	21,319,720	-	-	-	-	-	21,319,720
Deferred tax benefit on share issuance costs (Note 10)	-	432,590	-	-	-	-	-	432,590
Common shares released from escrow and cancelled (Note 11(i))	(21,673)	(24,362)	-	-	-	-	24,362	-
Common shares issued for options exercised (Note 11(i))	2,738,444	1,394,893	-	(478,904)	-	-	-	915,989
Common shares issued for broker warrants exercised (Note 11(i))	61,957	91,305	-	-	(29,348)	-	-	61,957
Share-based compensation expense (Note 11(ii))	-	-	-	401,977	-	-	-	401,977
Balance, June 30, 2020	76,087,735	64,628,552	-	2,437,227	-	(691,896)	8,408,643	74,782,526

Net income	-	-	-	-	-	-	766,990	766,990
Other comprehensive loss	-	-	-	-	-	(17,490,348)	-	(17,490,348)
Change in fair value of interest rate swaps, net of tax (Note 9)	-	-	-	-	-	384,269	-	384,269
Common shares reserved for issuance related to business combination (Note 20)	-	-	241,568,231	-	-	-	-	241,568,231
Common shares issued for transaction cost payment (Note 11(i), 20)	129,198	415,568	-	-	-	-	-	415,568
Common shares issued through business combination (Note 11(i), 20)	21,130,798	84,093,299	-	-	-	-	-	84,093,299
Common shares issued through short form prospectus, net of costs (Note 11(i))	35,006,000	75,283,264	-	-	-	-	-	75,283,264
Deferred tax benefit on share issuance costs (Note 10)	-	1,440,455	-	-	-	-	-	1,440,455
Common shares issued for options exercised (Note 11(i))	797,777	471,898	-	(192,710)	-	-	-	279,188
Share-based compensation expense (Note 11(ii))	-	-	-	4,681,326	-	-	-	4,681,326
Balance, June 30, 2021	133,151,508	226,333,036	241,568,231	6,925,843	-	(17,797,975)	9,175,633	466,204,768

The accompanying notes are an integral part of these consolidated financial statements.

Sangoma Technologies Corporation

Consolidated statements of cash flows

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

	2021	2020
Operating activities	$	$
Net income	766,990	3,904,616
Adjustments for:
Depreciation of property and equipment (Note 5)	1,126,967	700,950
Depreciation of right-of-use assets (Note 17)	3,217,711	3,366,767
Amortization of intangible assets (Note 6)	15,183,270	6,948,436
Amortization of development costs (Note 7)	1,837,958	1,499,753
Deferred income tax expense (recovery) (Note 10)	2,685,954	(479,929)
Income tax paid	(3,965,880)	(136,951)
Income tax refunds	651,500	18,067
Share-based compensation expense (Note 11(ii))	4,681,326	401,977
Interest on obligation on right-of-use assets (Note 17)	478,656	481,697
Unrealized foreign exchange loss (gain)	149,421	(1,731,625)
Gain on terminated leases	(10,291)	-
Gain on contingent consideration	(5,164,811)	-
Changes in working capital
Trade receivables	(1,137,629)	1,155,710
Inventories	(1,366,523)	(931,226)
Income tax receivable	(1,367,652)	-
Contract assets	(1,005,027)	(255,934)
Other current assets	(118,896)	32,000
Sales tax payable	944,999	522,295
Accounts payable and accrued liabilities	4,640,720	(3,111,187)
Provisions	(56,411)	84,717
Income tax payable	(1,938,262)	1,136,217
Contract liabilities	(767,834)	(1,693,851)
Net cash flows from operating activities	19,466,256	11,912,499
Investing activities
Purchase of property and equipment (Note 5)	(1,404,233)	(631,338)
Development costs (Note 7)	(2,108,207)	(1,964,684)
Business combinations, net of cash and cash equivalents acquired (Note 20)	(132,744,170)	(39,288,136)
Net cash flows used in investing activities	(136,256,610)	(41,884,158)
Financing activities
Proceeds from operating facility and loan (Note 9)	66,018,750	54,977,430
Repayments of operating facility and loan (Note 9)	(18,811,703)	(28,810,943)
Repayment of right-of-use lease obligation (Note 17)	(3,228,906)	(3,285,223)
Issuance of common shares through short form prospectus, net (Note 11(i))	75,283,264	21,319,720
Issuance of common shares for broker warrants exercised (Note 11(i))	-	61,957
Issuance of common shares for stock options exercised (Note 11(i))	279,188	915,989
Net cash flows from financing activities	119,540,593	45,178,930
Effect of foreign exchange rate changes on cash and cash equivalents	(2,614,820)	317,748
Increase in cash and cash equivalents	135,419	15,525,019
Cash and cash equivalents, beginning of the year	27,249,863	11,724,844
Cash and cash equivalents, end of the year	27,385,282	27,249,863

The accompanying notes are an integral part of these consolidated financial statements.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

1.	General information

Founded in 1984, Sangoma Technologies Corporation (“Sangoma” or the “Company”) is publicly traded on the TSX Venture Exchange (TSX VENTURE: STC). The Company was incorporated in Canada, its legal name is Sangoma Technologies Corporation and its primary operating subsidiaries for fiscal 2021 are Sangoma Technologies Inc., Sangoma US Inc., VoIP Supply LLC, Digium Inc., VoIP Innovations LLC and Star2Star Communications LLC.

Sangoma is a leading provider of hardware and software components that enable or enhance Internet Protocol Communications Systems for both telecom and datacom applications. Enterprises, small to medium sized businesses (“SMBs”) and telecom operators in over 150 countries rely on Sangoma’s technology as part of their mission critical infrastructures. The product line includes data and telecom boards for media and signal processing, as well as gateway appliances and software.

The Company is domiciled in Ontario, Canada. The address of the Company’s registered office is 100 Renfrew Dr., Suite 100, Markham, Ontario, L3R 9R6 and the Company operates in multiple jurisdictions.

2.	Significant accounting policies

(i)	Statement of compliance and basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These audited consolidated financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended June 30, 2020, except for the change in functional currency of Sangoma Technologies Corporation and Sangoma Technologies Inc. from Canadian dollars to US dollars described below.

(ii)	Change in functional currency for the Company and Sangoma Technologies Inc.

Management assessed the functional currency of the Company and its wholly owned subsidiary Sangoma Technologies Inc. and concluded that the Company and its wholly-owned operating subsidiary should be measured using the US dollar as the functional currency. Effective July 1, 2020, the change in functional currency was applied on a prospective basis. The US dollar translated amounts of nonmonetary assets and liabilities as at July 1, 2020 became the historical accounting basis for those assets and liabilities at July 1, 2020.

(iii)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Sangoma Technologies Inc. (Canada), Sangoma US Inc. (United States), Sangoma Technologies US Inc. (United States), VoIP Supply LLC (United States), Digium Inc. (United States), Digium Cloud Services LLC (United States), Sangoma Technologies Ltd. (Ireland), Sangoma HK Ltd. (Hong Kong), Sangoma Technologies Private Limited (India), VoIP Innovations LLC (United States), Vocally LLC (United States), Trybe Labs LLC (United States), .e4 LLC (United States), StarBlue Inc. (United States) and Star2Star Communications LLC (United States).

Subsidiaries are entities controlled by the Company where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. All intercompany balances, transactions, income and expenses have been eliminated on consolidation.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(iv)	Inventories

Parts and finished goods are stated at the lower of cost and net realizable value. Inventory cost includes all expenses directly attributable to the manufacturing process, which include the cost of materials and labor, as well as suitable portions of related production overheads, based on normal operating capacity. Costs of ordinary interchangeable items are assigned using weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

(v)	Revenue

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer; b) identification of the performance obligations in the contract; c) determination of the transaction price; d) allocation of the transaction price for the performance obligations in the contract; and e) recognition of revenue when the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration receivable in exchange for those goods or services, net of discounts and sales taxes.

Contracts with multiple products or services

Typically, the Company enters into contracts that contain multiple products and services such as right to use and right to access software licenses, hosted software-as-a-service, maintenance and support, and professional services. The Company evaluates these arrangements to determine the appropriate unit of accounting (performance obligation) for revenue recognition purposes based on whether the product or service is distinct from some or all of the other products or services in the arrangement. A product or service is distinct if the customer can benefit from it on its own or together with other readily available resources and the Company’s promise to transfer the good or service is separately identifiable from other promises in the contractual arrangement with the customer.

Non-distinct products and services are combined with other goods or services until they are distinct as a bundle and therefore form a single performance obligation.

Where a contract consists of more than one performance obligation, revenue is allocated to each performance obligation based on their estimated standalone selling price (“SSP”).

The Company recognizes revenue when the transfer of control of the promised products or services has occurred to customers in exchange for consideration the Company expects to receive, net of discounts and taxes. Revenue from the sale of software products is recognized when the product is shipped and received by the customer, and depending on the delivery conditions, title and risk have passed to the customer. Revenues from installation and training relating to the sale of software products are recognized as the services are performed. Software support and maintenance revenue is recognized over the term of the maintenance agreement. Revenue from the Company’s hosted software-as-a-service (“SaaS”) application are recognized as services are provided. The Company defers revenues that have been billed but which do not meet the revenue recognition criteria. Cash received in advance of revenue being recognized is classified as contract liabilities (unearned revenues).

The Company recognizes an asset (contract assets) for the incremental costs of obtaining a contract with a customer if it expects the costs to be recoverable and has determined that such costs meet the requirements to be capitalized. Capitalized contract acquisition costs are amortized consistent with the pattern of transfer to the customer for the goods and services to which the asset relates. The amortization period includes specifically identifiable contract renewals where there is no substantive commission paid on renewals. The expected customer renewal period is estimated based over the life of the intellectual property, including expected software upgrades by the customer. The Company does not capitalize incremental costs of obtaining contracts if the amortization period is one year or less. As at June 30, 2021, the Company has $917,114 (June 30, 2020 - $645,296) as current contract assets and $1,058,573 (June 30, 2020 - $436,755) as long term contract assets in the consolidated statements of financial position.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(vi)	Cost of sales

Cost of product sales includes the cost of finished goods inventory and costs related to shipping and handling.

(vii)	Foreign currency

The consolidated financial statements are presented in Canadian dollars. The functional currency of Sangoma Technologies Corporation, Sangoma Technologies Inc., Sangoma US Inc., Sangoma Technologies US Inc., VoIP Supply LLC, Digium Inc., Digium Cloud Services LLC, VoIP Innovations LLC, Vocally LLC, Trybe Labs LLC, .e4 LLC, StarBlue Inc., Star2Star Communications LLC and Sangoma HK Ltd. is US dollars, the functional currency of Sangoma Technologies Limited is Euros and the functional currency of Sangoma Technologies Private Limited is Indian Rupees (INR).

Assets and liabilities of subsidiaries having a functional currency other than the Canadian dollar are translated at the rate of exchange at the reporting period end date. Revenues and expenses are translated at average rates for the period, unless exchange rates fluctuated significantly during the period, in which case the exchange rates at the dates of the transaction are used. The resulting foreign currency translation adjustments are recognized in the accumulated other comprehensive income (loss) included in shareholders’ equity. Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. At the end of each reporting period, foreign currency denominated monetary assets and liabilities are translated to the functional currency using the prevailing rate of exchange at the reporting period date. Gains and losses on translation of monetary items are recognized in the consolidated statements of income and comprehensive income (loss).

(viii)	Interest income

Interest income from financial assets is recognized when it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably. Interest income is accrued on the basis of time that has passed, by reference to the principal outstanding and at the effective interest rate applicable.

(ix)	Share-based payments

The Company grants stock options to its employees. Stock options vest over and expire after various periods of time. The vesting policy is 25% of the options vest on the first anniversary of the grant and the remainder vest in equal amounts every 3 months thereafter until the fifth anniversary of the commencement date. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Details regarding the determination of the fair value of equity-settled share-based payment transactions are set out in Note 11(ii).

Share-based compensation expense is recognized over the tranche’s vesting period based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(x)	Income taxes and deferred taxes

The income tax provision comprises current and deferred tax. Income tax is recognized in the consolidated statements of income and comprehensive income (loss) except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and are expected to apply when the asset is realized or liability is settled. Deferred tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Company will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which do not affect either accounting or taxable income or loss.

(xi)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the consolidated statements of income and comprehensive income (loss) during the period in which they are incurred.

Depreciation is calculated on a straight-line basis for all classes of property and equipment over their useful life as outlined below:

Leasehold improvements, tradeshow equipment, software and books	5 years
Office furniture and computer equipment	3 - 5 years
Stockroom and production equipment	5 - 7 years

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted, if required.

Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of other gains and losses in the consolidated statements of income and comprehensive income (loss).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xii)	Leases

At commencement of the contract, the Company evaluates if the contract is a lease based on whether the contract conveys the right to control the use of a specific asset for a period of time in exchange for a consideration. To determine whether the contract results in right of control, the Company assesses whether it has both the right to direct the identified asset’s use and to obtain substantially all the economic benefits from that use.

Once the Company has determined that the contract conveys the right to control the use of the asset, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date.

The asset is initially measured at cost which comprises of the lease liability, lease payments made at or before the commencement date less any lease incentives. Subsequently the asset is measured at net carrying value, which is cost less accumulated depreciation and impairment losses, adjusted for any remeasurement of the lease liability. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option.

The lease liability is initially measured at the present value of the future lease payments discounted using the Company’s incremental borrowing rate as the discount rate. Subsequently, the lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

The Company applies recognition exemptions for short-term leases (leases with term less than 12 months) and low-dollar value leases.

The Company leases properties which make up the entire right-of-use asset and lease liability balances.

(xiii)	Intangible assets

Intangible assets with finite lives that are acquired separately are measured on initial recognition at cost, which comprises its purchase price plus any directly attributable costs of preparing the asset for its intended use. Following initial recognition, such intangible assets are carried at cost less any accumulated amortization on a straight-line basis over the following periods:

Copyright to software	10 years
Purchased technology	6 - 10 years
Website	1 year
Customer relationship	3 - 10 years
Brand	6 - 10 years
Other purchased intangibles	3 - 10 years

Amortization expense is included in the consolidated statements of income and comprehensive income (loss) in general and administration expense.

The estimated useful life and amortization method are reviewed annually, with the effect of any change in estimate being accounted for on a prospective basis. These assets are subject to impairment testing as described below in Note 2(xvii).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xiv)	Research and development expenditures

The Company qualifies for certain investment tax credits related to its research and development activities in Canada. Research costs are expensed as incurred and are reduced by related investment tax credits, which are recognized when it is probable that they will be realized.

Costs that are directly attributable to the development phase of identified new products are recognized as intangible assets and amortized over a useful life of three years provided they meet the following recognition requirements:

•	Completion of the intangible asset is technically feasible so that it will be available for use or sale.

•	The Company intends to complete the intangible asset and use or sell it and also has the ability to use or sell it.

•	The intangible asset will generate probable future economic benefits. Among other things, this requires that there is a market for the output from the intangible asset or for the intangible asset itself, or, if it is to be used internally, the asset will be used in generating such benefits.

•	There are adequate technical, financial and other resources to complete the development and to use or sell the intangible asset.

•	The expenditure attributable to the intangible asset during its development can be measured reliably.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Directly attributable costs include employee costs incurred on software development along with an appropriate portion of relevant overheads and borrowing costs (if any). Internally generated software development costs recognized as intangible assets are subject to the same subsequent measurement method as externally acquired software licenses. These assets are subject to impairment testing as described below in Note 2(xvii).

Any gain or loss arising on the disposal of an intangible asset is determined as the difference between the proceeds and the carrying amount of the asset and is recognized in profit or loss within “other income” or “other expenses”.

(xv)	Foreign currency hedging

The Company enters into forward foreign currency exchange contracts to hedge the cash flow risk associated with forecasted transactions in foreign currencies and foreign-currency denominated balances. The Company does not enter into derivative contracts for speculative purposes. The contracts, which have not been designated as hedges for accounting purposes, are marked to market each period. The resulting gain or loss is recorded as foreign currency exchange (gain) loss on the consolidated statements of income and comprehensive income (loss). The Company does not hold any forward foreign currency exchange contracts as at June 30, 2021.

(xvi)	Goodwill

Goodwill represents the excess of the acquisition cost in a business combination over the fair value of the Company’s share of the identifiable net assets acquired. Goodwill is carried at cost less accumulated impairment losses.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xvii)	Impairment testing of goodwill and long-lived assets

For purposes of assessing impairment under IFRS, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating unit). The Company has two cash generating units and intangible assets not yet available for use are tested for impairment at least annually. All other long-lived assets and finite life intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell or value-in-use. To determine the value-in-use, management estimates expected future cash flows from the cash-generating unit and determines a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors have been determined for the cash-generating unit and reflect its risk profile as assessed by management.

Impairment losses for the cash-generating unit reduce first the carrying amount of any goodwill allocated to that cash-generating unit, with any remaining impairment loss charged pro rata to the other assets in the cash-generating unit. In allocating an impairment loss, the Company does not reduce the carrying amount of an asset below the highest of its fair value less costs of disposal or its value in use and zero. With the exception of goodwill, all assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the assets’ recoverable amount exceeds its carrying amount only to the extent of the new carrying amount does not exceed the carrying value of the asset had it not originally been impaired.

(xviii)	Financial instruments

Non-Derivative Financial Assets

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

•	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash and cash equivalents, trade receivables, contract assets and other current assets.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xviii)	Financial instruments (continued)

Non-Derivative Financial Assets (continued)

•	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

•	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets mandatorily measured at fair value through profit or loss.

•	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

Classification and subsequent measurement

The Company measures all equity investments at fair value. Changes in fair value are recorded in profit or loss.

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xviii)	Financial instruments (continued)

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions. The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated statements of financial position as a deduction from the gross carrying amount of the financial asset. Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of financial asset

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Non-Derivative Financial Liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

Classification and subsequent measurement

Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expire.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xviii)	Financial instruments (continued)

Derivative Financial Liabilities

The Company holds interest rate swaps to hedge its interest rate risk exposures on the variable-interest credit arrangement. At the inception of the hedging relationship, there is formal designation and documentation prepared by the Company of the hedging relationship between the hedging instruments and hedged items and the risk management objective and strategy for undertaking the hedge including how the Company will assess whether the hedging relationship meets the hedge effectiveness requirements. The Company assesses at the inception of the hedging relationship, and on ongoing basis, whether the hedging relationship meets the hedge effectiveness requirements.

Recognition and initial measurement

The Company recognizes interest rate swaps at fair value initially; attributable transaction costs are recognized in comprehensive income as incurred.

Classification and subsequent measurement

Subsequent to initial recognition, interest rate swaps are measured at fair value and the effective portion of changes in fair value of the derivative that is designated and meets the definition of the hedge is recognized in accumulated other comprehensive income (loss). The amount recognized in other comprehensive income (loss) is removed and included in earnings in the same period as the hedged cash flows affect earnings under the same line item in the consolidated statements of comprehensive income (loss) as the hedged item. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in earnings.

(xix)	Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Where material, provisions are measured at the present value of the expected expenditures to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

(xx)	Earnings per share

Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted earnings per share is computed similarly to basic earnings per share except that the weighted average number of shares outstanding is increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive, as well as shares to be issued as part of acquisition as described in Note 20. The average number of shares is calculated by assuming that outstanding conversions were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

2.	Significant accounting policies (continued)

(xxi)	Business combinations

On the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets and liabilities on the basis of fair value of the date of acquisition. Provisional fair values allocated at a reporting date are finalized as soon as the relevant information is available, within a period not to exceed twelve months from the acquisition date with retroactive restatement of the impact of adjustment to those provisional fair values effective as at the acquisition date. Incremental costs related to acquisitions are expensed as incurred. When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not re-measured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is re-measured at subsequent reporting dates in accordance with IFRS 9, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.

(xxii)	Investment tax credits

Investment tax credits (“ITCs”) are recognized where there is reasonable assurance that the ITCs will be received, and all attached conditions will be complied with. When the ITCs relates to an expense item, it is netted against the related expense. Where the ITCs relates to an asset, it reduces the carrying amount of the asset. The ITCs is then recognized as income over the useful life of a depreciable asset by way of a reduced depreciation charge. The Company is actively engaged in scientific research and development (“R&D”) and, accordingly, has previously filed for ITC refunds under both the Canadian federal and Ontario provincial Scientific Research and Experimental Development (“SR&ED”) tax incentive programs. The ITCs recorded in the accounts are based on management’s interpretation of the Income Tax Act of Canada, provisions which govern the eligibility of R&D costs. The claims are subject to review by the Canada Revenue Agency and the Minister of Revenue for Ontario before the refunds can be released.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

3.	Significant accounting judgments, estimates and uncertainties

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to the accounting estimates are recognized in the period in which the estimates are revised.

In December 2019, there was a global outbreak of coronavirus, identified as “COVID-19”, which has had a significant impact on businesses through the restrictions put in place by the national, provincial and municipal governments around the world regarding travel, business operations and isolation and quarantine orders. At the commencement of the COVID-19 outbreak, the Company was designated as an essential business in many of the jurisdictions in which it operates and continued to receive factory shipments and make deliveries to customers around the world throughout fiscal year 2020 and 2021. There continues to be uncertainty regarding the full impact, duration and pace of recovery from the COVID- 19 pandemic on the Company’s operations and markets, due to the evolving nature of the virus and the global economic slowdown (including varied governmental responses which may affect the Company’s business and prospects). Despite these uncertainties, the Company believes it is well equipped to handle the uncertainty and has taken several proactive steps in an attempt to better manage the challenges of the COVID-19 pandemic including potential future impact on the Company’s assets, cash flow and liquidity, operations and financial reporting.

Significant areas requiring the Company to make estimates include goodwill impairment testing and recoverability of long-lived assets, business combinations, income taxes, estimated useful life of long-lived assets, internally generated development costs, the fair value of share-based payments, provision for expected credit losses, inventory obsolescence, investment tax credits receivable, warranty provision, sales returns and allowances provision, and stock rotation provision. These estimates and judgments are further discussed below:

(i)	Goodwill impairment testing and recoverability of long-lived assets

Goodwill and long-lived assets are reviewed annually for impairment, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. The recoverable amounts of the cash-generating units were estimated based on an assessment of value in use using a discounted cash flow approach and fair value less costs to sell. The approach uses cash flow projections based upon a financial forecast approved by management, covering a four to five-year period. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate for value in use impairment analysis. Cash flows for the terminal period for fair value less costs to sell impairment analysis is determined using an exist multiple. The risk premiums expected by market participants related to uncertainties about the industry and assumptions relating to future cash flows may differ or change quickly, depending on economic conditions and other events.

(ii)	Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

3.	Significant accounting judgments, estimates and uncertainties (continued)

(ii)	Business combinations (continued)

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. The measurement period ends as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. However, the measurement period shall not exceed one year from the acquisition date.

(iii)	Income taxes

At the end of each reporting period, the Company assesses whether the realization of deferred tax benefits is sufficiently probable to recognize deferred tax assets. This assessment requires the exercise of judgment on the part of management with respect to, among other things, benefits that could be realized from available income tax strategies and future taxable income, as well as other positive and negative factors. The recorded amount of total deferred tax assets could be reduced if estimates of projected future taxable income and benefits from available income tax strategies are lowered, or if changes in current income tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize deferred tax benefits.

The Company’s effective income tax rate can vary significantly quarter-to-quarter for various reasons, including the mix and volume of business in lower income tax jurisdictions and in jurisdictions for which no deferred income tax assets have been recognized because management believed it was not probable that future taxable profit would be available against which income tax losses and deductible temporary differences could be utilized.

(iv)	Estimated useful lives of long-lived assets

Management reviews useful lives of depreciable assets at each reporting date. Management assesses that the useful lives represent the expected utilization in terms of duration of the assets to the Company. Actual utilization, however, may vary due to technical obsolescence, particularly relating to software and information technology equipment.

(v)	Internally generated development costs

Management monitors the progress of internal research and development projects and uses judgment to distinguish research from the development phase. Expenditures during the research phase are expensed as incurred. Development costs are recognized as an intangible asset when the Company can demonstrate certain criteria listed in Note 2(xiv). Otherwise, they are expensed as incurred.

(vi)	Fair value of share-based payments

The fair value of all share-based payments granted are determined using the Black-Scholes option pricing model which incorporates assumptions regarding risk-free interest rates, dividend yield, expected volatility, estimated forfeitures, and the expected life of the options. The Company has a significant number of options outstanding and expects to continue to make grants.

(vii)	Provision for expected credit losses (“ECLs”)

The Company is exposed to credit risk associated with its trade receivables. This risk is reduced by having customers’ trade receivables insured by Export Development Canada (“EDC”) wherever possible. Management reviews the trade receivables at each reporting date in accordance with IFRS 9. The ECL model requires considerable judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. IFRS 9 outlines a three-stage approach to recognizing ECLs which is intended to reflect the increase in credit risks of a financial instrument based on 1) 12-month expected credit losses or 2) lifetime expected credit losses. The Company measures provision for ECLs at an amount equal to lifetime ECLs.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

3.	Significant accounting judgments, estimates and uncertainties (continued)

(vii)	Provision for expected credit losses (“ECLs”) (continued)

The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences adjusted for forward-looking estimates. The historical results and the forward-looking estimates are used to calculate the run rates of default which are then applied over the expected life of the trade receivables.

(viii)	Inventory obsolescence

Inventory consists of parts and finished goods recorded at the lower of cost and net realizable value. Inventory represents a significant portion of the asset base of the Company and its value is reviewed at each reporting period. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage or slow moving. Actual net realizable value can vary from the estimated provision.

(ix)	Investment tax credits receivable

Investment tax credits are recorded based on management’s estimate that all conditions attached to its receipt have been met. The Company has significant investment tax credits receivable and expects to continue to apply for future tax credits as their research and development activities remain applicable. Therefore, the estimates related to the recoverability of these investment tax credits are important to the Company’s financial position.

(x)	Warranty provision

The warranty provision represents management’s best estimate of costs of product warranties at the time the product is installed or delivered. Therefore, the estimates and assumptions related to costs of repairs and/or replacement costs to correct product failures impact the Company’s financial position.

(xi)	Sales returns and allowances provision

The sales returns and allowances provision represent management’s best estimate of the value of the products sold in the current financial year that may be returned in a future year.

(xii)	Stock rotation provision

The stock rotation provision represents management’s best estimate of the value of the products sold in the current financial year that may be rotated in a future year.

(xiii)	Fair value of interest rate swaps

The estimated fair values of derivative instruments resulting in financial assets and liabilities, by their very nature, are subject to measurement uncertainty. The Company determines the fair value of interest rate swaps based on the present value of projected future cash flows using the implied zero-coupon forward swap yield curve. The change in the difference between the discounted cash flow streams for the hedged item and the hedging item is deemed to be hedge ineffectiveness and is recorded in the consolidated statements of income and comprehensive income (loss). The fair value of the interest rate swap is based on forward yield curves, which are observable inputs provided by banks and available in other public data sources and are classified within Level 2.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

4.	Inventories

Inventories recognized in the consolidated statements of financial position are comprised of:

	June 30,	June 30,
	2021	2020
	$	$
Finished goods	10,438,963	8,381,484
Parts	4,836,684	4,604,963
	15,275,647	12,986,447
Provision for obsolescence	(625,786)	(342,709)
Net inventory carrying value	14,649,861	12,643,738

During the year ended June 30, 2021, inventories in the amount of $40,586,535 (2020 - $39,711,850) were included in cost of sales.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

5.	Property and equipment

	Office furniture		Stockroom and
	and computer	Software and	production	Tradeshow	Leasehold
	equipment	books	equipment	equipment	improvements	Total
	$	$	$	$	$	$
Cost
Balance at June 30, 2019	1,875,588	285,249	1,642,909	64,338	353,152	4,221,236
Additions through business combinations (Note 20)	307,553	249,585	-	-	-	557,138
Additions	493,749	3,383	59,469	-	74,737	631,338
Effects of movements in exchange rates	34,450	24,300	61,876	-	10,642	131,268
Balance at June 30, 2020	2,711,340	562,517	1,764,254	64,338	438,531	5,540,980
Additions through business combination (Note 20)	595,574	-	6,113,104	-	-	6,708,678
Additions	1,074,842	4,945	291,384	-	33,062	1,404,233
Disposals	(5,578)	-	(164,616)	-	-	(170,194)
Effects of movements in exchange rates	(267,648)	(48,156)	(237,461)	(5,490)	(38,460)	(597,215)
Balance at June 30, 2021	4,108,530	519,306	7,766,665	58,848	433,133	12,886,482

Accumulated depreciation
Balance at June 30, 2019	1,056,938	203,367	362,883	50,754	123,765	1,797,707
Depreciation expense	284,223	92,569	286,993	2,455	34,710	700,950
Effect of movements in exchange rates	21,263	8,219	21,177	26	(10,049)	40,636
Balance at June 30, 2020	1,362,424	304,155	671,053	53,235	148,426	2,539,293
Depreciation expense	477,576	114,856	486,398	2,078	46,059	1,126,967
Effects of movements in exchange rates	(139,346)	(31,378)	(74,331)	(4,890)	(14,979)	(264,924)
Balance at June 30, 2021	1,700,654	387,633	1,083,120	50,423	179,506	3,401,336

Net book value as at:
Balance at June 30, 2020	1,348,916	258,362	1,093,201	11,103	290,105	3,001,687
Balance at June 30, 2021	2,407,876	131,673	6,683,545	8,425	253,627	9,485,146

For the year ended June 30, 2021, depreciation expense of $885,566 (June 30, 2020 - $700,950) was recorded in general and administration expense in the consolidated statements of income and comprehensive income (loss). Depreciation expense in the amount of $241,401 was included in cost of sales for the year ended June 30, 2021 (June 30, 2020 - $nil).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

6.	Intangible assets

	Copyright	Purchased		Customer		Other purchased
	to software	technology	Website	relationships	Brand	intangibles*	Total
	$	$	$	$	$	$	$
Cost
Balance at June 30, 2019	2,948,461	7,821,004	227,702	19,179,146	7,996,687	2,274,667	40,447,667
Business combinations (Note 20)	-	3,466,848	-	19,965,689	919,240	1,326,332	25,678,109
Effects of movements on exchange rates	-	327,516	9,003	1,542,265	333,829	144,066	2,356,679
Balance at June 30, 2020	2,948,461	11,615,368	236,705	40,687,100	9,249,756	3,745,065	68,482,455
Business combinations (Note 20)	-	109,151,000	-	103,618,000	-	-	212,769,000
Effects of movements on exchange rates	(266,980)	(2,614,513)	(21,354)	(5,156,651)	(865,872)	(338,159)	(9,263,529)
Balance at June 30, 2021	2,681,481	118,151,855	215,351	139,148,449	8,383,884	3,406,906	271,987,926

Accumulated amortization
Balance at June 30, 2019	2,916,587	2,743,350	212,957	3,408,372	1,040,991	671,864	10,994,121
Amortization expense	31,874	1,358,513	14,927	3,794,315	890,253	858,554	6,948,436
Effects of movements on exchange rates	-	33,779	8,821	206,455	43,525	40,940	333,520
Balance at June 30, 2020	2,948,461	4,135,642	236,705	7,409,142	1,974,769	1,571,358	18,276,077
Amortization expense	-	5,967,203	-	7,444,180	877,307	894,580	15,183,270
Effects of movements on exchange rates	(266,980)	(826,918)	(21,354)	(520,102)	(141,147)	(111,815)	(1 ,888,316)
Balance at June 30, 2021	2,681,481	9,275,927	215,351	14,333,220	2,710,929	2,354,123	31,571,031

Net book value as at:
Balance at June 30, 2020	-	7,479,726	-	33,277,958	7,274,987	2,173,707	50,206,378
Balance at June 30, 2021	-	108,875,928	-	124,815,229	5,672,955	1,052,783	240,416,895

* Other purchase intangibles include non-compete agreements and backlog

Amortization expense is included in general and administration expense in the consolidated statements of income and comprehensive income (loss). For the years ended June 30, 2021, amortization expenses were $15,183,270 (June 30, 2020 - $6,948,436).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

7.	Development costs

		$
Cost
Balance at June 30, 2019		21,727,446
Additions		1,964,684
Investment tax credits		(136,716)
Balance at June 30, 2020		23,555,414
Additions		2,108,207
Cost fully amortized		(20,597,682)
Investment tax credits		(601,566)
Effects of movements in exchange rates		(300,330)
Balance at June 30, 2021		4,164,043

Accumulated amortization
Balance at June 30, 2019		(19,602,943)
Amortization		(1,499,753)
Balance at June 30, 2020		(21,102,696)
Amortization		(1,837,958)
Cost fully amortized		20,597,682
Effects of movements in exchange rates		78,664
Balance at June 30, 2021		(2,264,308)

	June 30, 2021	June 30, 2020
	$	$
Net capitalized development costs	1,899,735	2,452,718

Each period, additions to development costs are recognized net of investment tax credits accrued. In addition to the above amortization, the Company has recognized $25,356,347 of engineering expenditures as an expense during the year ended June 30, 2021 (2020 - $22,413,315).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

8.	Goodwill

The carrying amount and movements of goodwill was as follows:
$
Balance at June 30, 2019	21,405,420
Addition through business combinations (Note 20)	21,025,465
Effect of movements in exchange rates	1,581,533
Balance at June 30, 2020	44,012,418
Addition through business combinations (Note 20)	295,640,965
Effect of movements in exchange rates	(8,240,623)
Balance at June 30, 2021	331,412,760

The addition to goodwill for the year ended June 30, 2021 was from the acquisition of StarBlue Inc. on March 31, 2021. For the year ended June 30, 2020, the addition to goodwill was from the acquisitions of VoIP Innovations LLC on October 18, 2019 and .e4 LLC on February 29, 2020 (Note 20).

The recoverable amount of the Company’s Sangoma CGU was determined based on a value in use model which uses cash flow projections based on financial budgets covering a five-year period and an after-tax discount rate of 15.5% (pre-tax – 20.0%) per annum. The cash flows beyond the five-year period have been extrapolated using a steady 3.0% per annum growth rate. The recoverable amount of the Company’s StarBlue Inc. CGU was determined using a fair value less costs to sell model, which uses cash flow projections based on financial budgets covering a four-year period and a discount rate of 12.1% per annum. The terminal period cash flows were determined using an enterprise value to revenue exit multiple of four. The cash flow projections used in estimating the recoverable amounts for both CGUs are generally consistent with results achieved historically adjusted for anticipated growth and are in the range of approximately 9.0% - 6.5%. The Company believes that any reasonably possible change in key assumptions on which the recoverable amounts were based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the CGUs.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

9.	Operating facility and loan and derivative liability

(a)	Operating facility and loan

(i)	A term loan facility of up to $1,297,700 ($1,000,000 USD) which was used to finance the acquisition of VoIP Supply LLC. This facility was governed by the general security agreement and standard operating covenants. The term loan facility had a maturity date of June 2022 and carried an interest rate of 6.75%, consisting of base rate of 5.50% and a loan spread of 1.25%. This term loan was fully paid off and cancelled as part of the new debt agreement effective October 18, 2019.

(ii)	A second term loan facility of up to $4,128,640 ($3,200,000 USD) which was used to finance the acquisition of the Converged Communications Division (“CCD”) from Dialogic Corporation. This facility was governed by a general security agreement and standard operating covenants. This term loan facility had a maturity date of January 2023 and carried a fixed interest rate of 5.38%. This term loan was fully paid off and cancelled as part of the new debt agreement effective October 18, 2019.

(iii)	A third term loan facility of up to $5,274,000 ($4,000,000 USD) which was used to finance the acquisition of Digium Inc. This facility was governed by a general security agreement and standard operating covenants. This term loan facility had a maturity date of August 2023 and carried an interest rate of 6.75%, consisting of base rate of 5.50% and a loan spread of 1.25%). This term loan was fully paid off and cancelled as part of the new debt agreement effective October 18, 2019.

(iv)	A fourth term loan facility of up to $15,822,000 ($12,000,000 USD) which was used to finance the acquisition of the Digium Inc. This facility was governed by a general security agreement and standard operating covenants. This term loan facility had a maturity date of August 2023 and carried a fixed interest rate of 6.18%. This term loan was fully paid off and cancelled as part of the new debt agreement effective October 18, 2019.

(v)	The Company entered into a new loan facility with two banks and drew down the first tranche of $45,699,360 ($34,800,000 USD) on October 18, 2019. This new loan facility was used to pay down and close all existing loans and to fund part of the purchase of VoIP Innovations LLC. This term facility is repayable over six years on a straight-line basis.

The interest rates charged are based on Prime rate, US Base rate, London Inter-Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. Under the terms of these term facilities, the Company may convert the loans from variable to a fixed loan. The Company is required to lock in the interest rate on one half of the term loan within three months of each draw down. On January 21, 2020, the Company converted its US Base Rate loan to a one-month LIBOR loan plus the credit spread based on the syndicated loan agreement entered on October 18, 2019. Separately, as required under the agreement, the Company locked in half of the original loan amount by entering a 5-year interest rate credit swap with the two banks for $8,700,000 USD each. The swaps together with protection against the 0% LIBOR floor have effectively converted one half of the variable LIBOR rate to a fixed loan of approximately 4.2% for five years of the six-year remaining balance on the loan. The repayment schedule for the loan has not been impacted by either of these changes. The balance outstanding against this term loan facility as of June 30, 2021 is $30,551,210 ($24,650,000 USD) (June 30, 2020 – $41,497,260 ($30,450,000 USD)). As at June 30, 2021, term loan facility balance of $7,188,520 (June 30, 2020 - $7,904,240) is classified as current and $23,362,690 (June 30, 2020 - $33,593,020) as long-term in the consolidated statements of financial position.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

9.	Operating facility and loan and derivative liability (continued)

(vi)	The Company also had revolving credit facilities which included a committed revolving credit facility for up to $8,000,000 and a committed swingline credit facility for up to $2,000,000 both of which may be used for general business purposes. On April 3, 2020, the Company drew down $1,838,460 ($1,300,000 USD) on the swingline credit facility available under the Credit Agreement. On April 17, 2020, the Company drew down $7,439,610 ($5,300,000 USD) from the revolving credit facility. The Company drew down the credit facility to maximize its cash balance in order to take advantage of opportunities that may arise, as well as to fully prepare itself for any further uncertainties during the COVID-19 pandemic. The balances outstanding as at June 30, 2020 for the swingline credit facility and revolving credit facility were $1,771,640 and $7,222,840 respectively and were classified as current. During August 2020, the Company repaid the outstanding amounts of $1,723,020 ($1,300,000 USD) on the swingline credit facility and $6,993,350 ($5,300,000 USD) on the revolving credit facility and closed both facilities.

(vii)	On March 31, 2021, the Company amended its term loan facility with its lenders and drew down an additional $66,018,750 ($52,500,000 USD) to fund part of the acquisition of StarBlue Inc. At the time of the draw down of the additional amounts, the following amendments were made to the agreement:

•	The provision for additional funding related to VoIP Innovations under the original agreement was no longer necessary and has been cancelled.
•	The swingline facility was converted from CAD $2,000,000 to USD $1,500,000.
•	The revolver facility was converted from CAD $8,000,000 to USD $6,000,000.
•	The debt to equity ratio calculation now allows the Company to offset up to US $10,000,000 of unrestrained funds against the outstanding amount of the debt.

The interest rates charged continue to be based on Prime rate, US Base rate, London Inter-Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. The incremental draw is repayable, on a straight-line basis, through quarterly payments of $2,187,500 USD and is due to mature on October 18, 2024. As at June 30, 2021, $10,844,750 ($8,750,000 USD) of the incremental facility is classified as current and $51,512,563 ($41,562,500 USD) is classified as long-term in the consolidated statements of financial position.

For the year ended June 30, 2021, the Company incurred interest costs to service the borrowing facilities in the amount of $1,986,987 (June 30, 2020 - $2,048,840). During the year ended June 30, 2021, the Company borrowed $66,018,750 (June 30, 2020 - $54,977,430) in operating facility and loans and repaid $18,811,703 (June 30, 2020 - $28,810,943).

Under its credit agreements with its lenders, the Company must satisfy certain financial covenants, principally in respect of total funded debt to earnings before interest, taxes and amortization (“EBITDA”), and debt service coverage ratio. As at June 30, 2021 and June 30, 2020, the Company was in compliance with all covenants related to its credit agreements.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

9.	Operating facility and loan and derivative liability (continued)

(b) Derivative liability

The Company uses derivative financial instruments to hedge its exposure to interest rate risks. All derivative financial instruments are recognized as either assets or liabilities at fair value on the consolidated statements of financial position. Upon entering into a hedging arrangement with an intent to apply hedge accounting, the Company formally documents the hedge relationship and designates the instrument for financial reporting purposes as a fair value hedge, a cash flow hedge, or a net investment hedge. When the Company determines that a derivative financial instrument qualifies as a cash flow hedge and is effective, the changes in fair value of the instrument are recorded in accumulated other comprehensive income (loss), net of tax in the consolidated statements of financial position and will be reclassified to earnings when the hedged item affects earnings.

On January 21, 2020, the Company converted its US Base Rate loan to a one-month LIBOR loan plus the credit spread based on the syndicated loan agreement entered into on October 18, 2019. Separately, as required under the agreement, the Company locked in half of the original loan amount by entering into a 5-year interest rate credit swap with the two banks for $8,700,000 USD each to manage its exposure to changes in LIBOR-based interest rates. The interest rate swap hedges the variable cash flows associated with the borrowings under the loan facility, effectively providing a fixed rate of interest for five years of the six-year loan term.

The interest rate swap arrangement with two banks became effective on January 31, 2020, with a maturity date of December 31, 2024. The notional amount of the swap agreement at inception was $17,400,000 USD and decreases in line with the term of the loan facility. As of June 30, 2021, the notional amount of the interest rate swap was $12,860,870 USD (June 30, 2020 – 15,886,958 USD). The interest rate swap has a weighted average fixed rate of 1.65% (June 30, 2020 – 1.65%) and has been designated as an effective cash flow hedge and therefore qualifies for hedge accounting. As at June 30, 2021, the fair value of the interest rate swap liability was valued at $413,111 (June 30, 2020 - $797,380) and was recorded as derivative liability in the consolidated statements of financial position. For the year ended June 30, 2021, the change in fair value of the interest rate swaps, net of tax, was a gain of $384,269 (June 30, 2020 – loss of $797,380) was recorded in other comprehensive income (loss) in the consolidated statements of income and comprehensive income (loss). The fair value of interest rate swap is determined based on the market conditions and the terms of the interest rate swap agreement using the discounted cash flow methodology. Any differences between the hedged LIBOR rate and the fixed rate are recorded as interest expense on the same period that the related interest is recorded for the loan facility based on the LIBOR rate.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

10.	Income tax

The Company income tax expense is determined as follows:

	2021	2020
	$	$
Statutory income tax rate	26.37%	26.30%
Net income before income taxes	5,937,995	5,076,363
Expected income tax expense	1,565,849	1,335,083
Difference in foreign tax rates	(140,872)	(83,649)
Tax rate changes and other adjustments	(19,351)	248,248
Share based compensation and non-deductible expenses	1,234,270	178,448
Other non deductible expenses	40,116	-
True-up of prior years	47,781	(482,730)
Scientific Research and Experimental Development (SR&ED)	(196,326)	(259,873)
Business acquisition costs	1,144,113	-
Sec 481(a) adjustment	163,582	184,271
Gain on contingent consideration	(1,311,850)	-
Stock options deduction revaluation adjustment	2,893,844	-
Currency translation adjustment and other adjustments	(208,640)	-
Changes in tax benefits not recognized	(41,511)	51,949
Income tax expense	5,171,005	1,171,747

	$	$
The Company’s income tax expense is allocated as follows:
Current tax expense	2,485,051	1,651,676
Deferred income tax expense (recovery)	2,685,954	(479,929)
Income tax expense	5,171,005	1,171,747

The following table summarizes the components of deferred tax assets (liabilities):
	June 30,	June 30,
	2021	2020
	$	$
Deferred income tax assets (liabilities)
Non-deductible reserves - Canadian	392,400	106,857
Non-deductible reserves - USA	5,839,556	2,568,308
SR&ED investment tax credits, net of 12(1)(x)	1,806,384	1,988,657
Property and equipment - Canadian	(262,213)	(310,810)
Property and equipment - USA	(1,849,893)	(679,817)
Deferred development costs	(754,014)	(1,001,984)
Intangible assets including goodwill - Canadian	(101,103)	(89,607)
Intangible assets including goodwill - USA	(52,014,497)	(3,812,802)
Non-capital losses carried forward - USA	6,394,127	5,551,484
Non-capital losses carried forward - Canadian	-	127,473
Capital losses carried forward and other - Canadian	4,373	370,626
Right of use assets net of obligations - Canadian	37,167	7,833
Right of use assets net of obligations - USA	183,983	103,662
Share issuance costs - Canadian	1,420,359	357,327
Acquisition costs & other - USA	521,302	-
Stock options - USA	10,237,089	-
Net deferred income tax assets (liabilities)	(28,144,980)	5,287,207

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

10.	Income tax (continued)

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset. The following table shows the movement in net deferred tax assets (liabilities):

	June 30,	June 30,
	2021	2020
	$	$
Balance at the beginning of the year	5,287,207	4,176,043
Recognized in profit/loss	(2,685,954)	479,929
Recognized in goodwill	(32,036,406)	-
Recognized in equity	1,440,455	432,590
Recognized in deferred development costs	(153,583)	-
Other foreign exchange movement	3,301	198,645
Balance at the end of the year	(28,144,980)	5,287,207

Unrecognized deferred tax assets

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

June 30, 2021
$
Capital losses carried forward and other - Canadian	50,366
Capital losses carried forward - USA	15,969,099

The net capital loss carry forward may be carried forward indefinitely but can only be used to reduce capital gains. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the group can utilize the benefits therefrom.

The Company has deducted available SR&ED for federal and provincial purposes and unutilized SR&ED tax credits. These consolidated financial statements take into account an income tax benefit resulting from tax credits available to the Company to reduce its net income for federal and provincial income tax purposes in future years as follows:

Year of expiration	Federal tax credits carry forward	Ontario tax credits carry forward
	$	$
2034	262,641	-
2035	288,821	-
2036	334,585	-
2037	300,386	-
2038	227,599	-
2039	325,909	-
2040	301,819	42,939
2041	412,423	60,882
	2,454,183	103,821

The income tax benefit of eligible SR&ED costs incurred in prior years but not utilized have been taken into account in these consolidated financial statements.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

11.	Shareholders’ equity

(i)          Share capital

The Company’s authorized share capital consists of an unlimited number of common shares without par value. As at June 30, 2021 and 2020, the Company’s issued and outstanding common shares consist of the following:

	June 30, 2021	June 30, 2020
	#	#
Shares issued and outstanding:
Outstanding, beginning of the year	76,087,735	52,962,090
Shares issued for business combinations (Note 20)	21,130,798	5,500,417
Shares issued for acquisition costs (Note 20)	129,198	-
Shares issued through short form prospectus	35,006,000	14,846,500
Shares returned from escrow	-	(21,673)
Shares issued upon exercise of options	797,777	2,738,444
Shares issued upon exercise of broker warrants	-	61,957
Shares issued and outstanding, end of the year	133,151,508	76,087,735

On March 31, 2021, the Company acquired StarBlue Inc. and issued 21,130,798 common shares valued in the amount of $84,093,299 as part of the consideration, and 129,198 common shares valued in the amount of $415,568 as part of the acquisition costs (Note 20). Under the terms of the agreement, a further 88,869,202 common shares valued in the amount of $241,568,231 will be issued in instalments over fourteen quarters commencing on April 1, 2022 which would bring the total common shares to 222,020,710. The $241,568,231 discounted value of the 88,869,202 common shares not yet issued is recorded as shares to be issued in the consolidated statements of changes in shareholders’ equity.

On July 30, 2020, the Company closed its short-form prospectus offering with 35,006,000 common shares being issued at a price of $2.30 per common share including 4,566,000 common shares issued upon the exercise in full of the over-allotment option grant to the Underwriter for aggregate gross proceeds of $80,513,800 and net proceeds of $75,283,264.

During the year ended June 30, 2020, 21,673 shares were returned and cancelled, which were held in escrow for working capital adjustment purposes for Digium acquisition. As a result of cancellation of common shares, an amount of $24,362 was reclassed from share capital to retained earnings.

On October 18, 2019, the Company acquired VoIP Innovations LLC and issued 5,500,417 shares valued in the amount of $6,553,938 as part of the consideration (Note 20).

On July 16, 2019, the Company closed a short form prospectus offering of 14,846,500 common shares, including 1,936,500 common shares issued upon the exercise in full of the over-allotment option granted to the Underwriters, at a price of $1.55 per common share for aggregate gross proceeds of $23,012,075 and net proceeds of $21,319,720.

During the year ended June 30, 2021, a total of 797,777 (June 30, 2020 - 2,738,444) options were exercised for cash consideration of $279,188 (June 30, 2020 - $915,989), and the Company recorded a charge of $192,710 (June 30, 2020 – $478,904) from contributed surplus to share capital.

During the year ended June 30, 2020, a total of 61,957 broker warrants were exercised for cash consideration of $61,957 and the Company recorded a charge of $29,348 from warrant reserve to share capital. As at June 30, 2021, no broker warrants were outstanding (June 30, 2020 - $nil).

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

11.	Shareholders’ equity (continued)

(ii)         Stock options

During the year ended June 30, 2020, the shareholders of the Company amended the stock option plan (the “plan”) for officers, employees and consultants of the Company. The number of common shares that may be set aside for issuance under the plan (and under all other management stock option and employee stock option plans) is limited to 10% of the outstanding common shares of the corporation provided that the Company complies with the provisions of policies, rules and regulations of applicable securities legislation. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% of the common shares outstanding at the time of grant (calculated on a non-diluted basis) less the number of common shares reserved for issuance to such person under any stock option to purchase common shares granted as a compensation or incentive mechanism. Any common shares subject to a stock option, which for any reason are terminated, cancelled, exercised, expired, or surrendered will be available for a subsequent grant under the plan, subject to regulatory requirements.

The stock option price of any common shares cannot be less than the closing price or the minimum price as determined by applicable regulatory authorities of the relevant class or series of shares, on the day immediately preceding the day on which the stock option is granted. Stock options granted under the plan may be exercised during a period not exceeding five years from the date of grant, subject to earlier termination on the termination of the optionee’s employment, on the optionee’s ceasing to be an employee, officer or director of the Company or any of its subsidiaries, as applicable, or on the optionee’s retiring, becoming permanently disabled or dying, subject to certain grace periods to allow the optionee or his or her personal representative time to exercise such stock options. The stock options are non-transferable. The plan contains provisions for adjustment in the number of common shares issuable thereunder in the event of the subdivision, consolidation, reclassification or change of the common shares, a merger, or other relevant changes in the Company’s capitalization. The board of directors may, from time to time, amend or revise the terms of the plan or may terminate the plan at any time.

The following table shows the movement in the stock option plan:

	Number	Weighted
Measurement date	of options	average price
	#	$
Balance, June 30, 2019	5,239,342	0.58
Granted	2,381,000	2.20
Exercised	(2,738,444)	(0.33)
Expired	(16,190)	(0.88)
Forfeited	(367,505)	(1.09)
Balance, June 30,2020	4,498,203	1.55
Granted	7,718,000	4.42
Exercised	(797,777)	(0.35)
Expired	(24,002)	(1.50)
Forfeited	(283,254)	(1.99)
Balance, June 30, 2021	11,111,170	3.62

The Company uses the fair value method to account for all share-based awards granted to employees, officers, and directors. The estimated fair value of stock options granted is determined using the Black- Scholes option pricing model and is recorded as a charge to income over the vesting period of the stock options, with a corresponding increase to contributed surplus. Stock options are granted at a price equal to or above the fair value of the common shares on the day immediately preceding the date of the grant. The consideration received on the exercise of stock options is added to stated capital at the time of exercise.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

11.	Shareholders’ equity (continued)

(ii)         Stock options (continued)

On February 9, 2021, the Company granted 5,700,000 stock options to employees, officers, and directors at a strike price of $4.90 vesting over a period of four years.

On June 30, 2021, the Company granted 2,018,000 stock options to employees, officers, and directors at a strike price of $3.07 vesting over a period of four years.

	2021	2020
Share price	$3.07 - $4.90	$2.20
Exercise price	$3.07 - $4.90	$2.20
Expected volatility	62.27% - 65.55%	61.96%
Expected option life	5 years	5 years
Risk-free interest rate	0.33% - 0.71%	0.39%

The following table summarizes information about the stock options outstanding and exercisable at the end of each year:

	June 30, 2021		June 30, 2020
	Number of stock	Weighted	Number of stock	Weighted
	options	average	options	average
	outstanding and	remaining	outstanding and	remaining
Exercise price	exercisable	contractual life	exercisable	contractual life
$0.01 - $1.00	165,105	1.50	481,281	1.34
$1.01 - $1.50	479,747	2.54	285,163	3.49
$1.51 - $2.00	-	-	50,000	3.92
$2.01 - $3.00	530,250	3.93	-	-
	1,175,102	3.02	816,444	2.25

For the year ended June 30, 2021, the Company recognized share-based compensation expense in the amount of $4,681,326 (June 30, 2020 - $401,977).

(iii)       Earnings per share

Both the basic and diluted earnings per share have been calculated using the net income attributable to the shareholders of the Company as the numerator.

	2021	2020
Number of shares:
Weighted average number of shares outstanding	113,740,312	71,382,799
Shares to be issued	88,869,202	-
Weighted average number of shares used in basic earnings per share	202,609,514	71,382,799
Shares deemed to be issued in respect of options and warrants	1,667,518	1,212,503
Weighted average number of shares used in diluted earnings per share	204,277,032	72,595,302
Net income for the year	$766,990	$3,904,616
Earnings per share:
Basic earnings per share	$0.004	$0.055
Diluted earings per share	$0.004	$0.054

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

11.	Shareholders’ equity (continued)

(iii)       Earnings per share (continued)

Under the terms of the StarBlue Inc. share purchase agreement, a further 88,869,202 shares will be issued in instalments over the fourteen quarters commencing on April 1, 2022.

12.	Related parties

The Company’s related parties include key management personnel and directors. Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantees were given or received. Outstanding balances payable are usually settled in cash and relate to director fees.

The Company had the following balances with related parties excluding key management compensation:

	2021	2020
	$	$
Total transactions during the year:
General and administrative expenses	-	10,000

Outstanding balances as at June 30:
Accounts payable and accrued liabilities	-	5,000

Compensation of key management personnel

Key management personnel are those individuals having authority and responsibility for planning, directing and controlling the activities of the Company, including members of the Company’s Board of Directors. The Company considers key management to be the members of the Board of Directors and three officers.

The remuneration of directors and other members of key management personnel during the fiscal year ended June 30, 2021 and 2020 were as follows:

	2021	2020
	$	$
Short term benefits	2,448,847	1,762,752
Long term benefits	20,000	20,000
Share-based compensation	2,650,870	114,031
	5,119,717	1,896,783

13.	Financial instruments

The fair values of the cash and cash equivalents, trade receivables, contract assets, other current assets, accounts payable and accrued liabilities, consideration payable and derivative liability approximate their carrying values due to the relatively short-term nature of these financial instruments or as these financial instruments are fair valued at each reporting period. The fair values of operating facility and loans approximate their carrying values due to variable interest loans or fixed rate loan, which represent market rate.

Cash and cash equivalents are comprised of:

	2021	2020
	$	$
Cash at bank and on hand	27,385,282	27,249,863

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

13.	Financial instruments (continued)

Cash includes demand deposits with financial institutions and cash equivalents consist of short-term, highly liquid investments purchased with original maturities of three months or less. As at June 30, 2021 and 2020, the Company had no cash equivalents.

Total interest income and interest expense for financial assets or financial liabilities that are not at fair value through profit or loss can be summarized as follows:

	2021	2020
	$	$
Interest income	(49,211)	(53,170)
Interest expense (Notes 9, 17)	2,465,643	2,530,537
Net interest expense	2,416,432	2,477,367

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, foreign currency risk, interest rate risk and market risk.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. Where possible, the Company uses an insurance policy with Export Development Canada (“EDC”) for its trade receivables to manage this risk and minimize any exposure.

The Company’s maximum exposure to credit risk for its trade receivables is summarized as follows with some of the over 90-day receivable not being covered by EDC:

	June 30,	June 30,
	2021	2020
	$	$
Trade receivables aging:
0-30 days	14,490,586	9,312,820
31-90 days	3,453,846	1,838,303
Greater than 90 days	1,674,175	671,596
	19,618,607	11,822,719
Expected credit loss provision	(1,356,771)	(588,178)
	18,261,836	11,234,541

The movement in the provision for expected credit losses can be reconciled as follows:

	June 30,	June 30,
	2021	2020
	$	$
Expected credit loss provision:
Expected credit loss provision, beginning balance	(588,178)	(287,372)
Net change in expected credit loss provision during the year	(768,593)	(300,806)
Expected credit loss provision, ending balance	(1,356,771)	(588,178)

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

13.	Financial instruments (continued)

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. The provision matrix below shows the expected credit loss rate for each aging category of trade receivables.

	June 30, 2021
		Up to 30	Over 30
		days past	days past	Over 90 days
	Total	due	due	past due
Default rates		1.80%	16.81%	30.76%
Trade receivables	$19,618,607	$14,490,586	3,453,846	1,674,175
Expected credit loss provision	$1,356,771	$261,077	$580,639	$515,055

	June 30, 2020
		Up to 30	Over 30
		days past	days past	Over 90 days
	Total	due	due	past due
Default rates		1.68%	5.39%	49.58%
Trade receivables	$11,822,719	$9,312,820	$1,838,303	$671,596
Expected credit loss provision	$588,178	$156,043	$99,164	$332,971

Substantially all of the Company’s cash and cash equivalents are held with major Canadian or US financial institutions and thus the exposure to credit risk is considered insignificant. Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to trade receivables.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financing activities through its capital management process.

The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The following are the undiscounted contractual maturities of significant financial liabilities of the Company as at June 30, 2021:

	2022	2023	2024	2025	Thereafter	Total
	$	$	$	$	$	$
Accounts payable and accrued liabilities	27,713,597	-	-	-	-	27,713,597
Sales tax payable	1,634,156	-	-	-	-	1,634,156
Consideration payable	2,965,049	2,864,751	2,764,626	2,764,626	1,151,928	12,510,980
Operating facility and loans	18,033,270	18,033,270	18,033,270	38,808,713	-	92,908,523
Lease obligations on right of use assets	3,339,863	2,981,048	2,546,054	2,511,395	8,318,153	19,696,513
Other non-current liabilities	-	-	-	-	1,137,020	1,137,020
	53,685,935	23,879,069	23,343,950	44,084,734	10,607,101	155,600,789

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

13.	Financial instruments (continued)

Foreign currency risk

A portion of the Company’s transactions occur in a foreign currency (Canadian dollars (CAD), Euros (EUR), and Great British Pounds (GBP)) and, therefore, the Company is exposed to foreign currency risk at the end of the reporting period through its foreign denominated cash, trade receivables, contract assets, accounts payable and accrued liabilities, and operating facility and loans. As at June 30, 2021, a 10% depreciation or appreciation of the CAD, EUR, and GBP against the U.S. dollar would have resulted in an approximate $109,902 (June 30, 2020 - $1,063,592) increase or decrease, respectively, in total comprehensive income (loss).

Interest rate risk

The Company’s exposure to interest rate fluctuations is with its credit facility (Note 9) which bears interest at a floating rate. As at June 30, 2021, a change in the interest rate of 1% per annum would have an impact of approximately $776,329 (June 30, 2020 - $293,044) per annum in finance costs. The Company also entered an interest rate swap arrangement for its loan facility (Note 9) to manage the exposure to changes in LIBOR-rate based interest rate. The fair value of the interest rate swaps was estimated based on the present value of projected future cash flows using the LIBOR forward rate curve. The model used to value the interest rate swaps included inputs of readily observable market data, a Level 2 input. As described in detail in Note 9, the fair value of the interest rate swaps was a liability of $413,111 on June 30, 2021 (June 30, 2020 – $797,380).

14.	Capital management

The Company’s objectives in managing capital are to safeguard the Company’s assets, to ensure sufficient liquidity to sustain the future development of the business via advancement of its significant research and development efforts, to conservatively manage financial risk and to maximize investor, creditor, and market confidence. The Company considers its capital structure to include its shareholders’ equity and operating facilities and loans. Working capital is optimized via stringent cash flow policies surrounding disbursement, foreign currency exchange and investment decision-making. There have been no changes in the Company’s approach to capital management during the year and apart from the financial covenants as discussed in Note 9, the Company is not subject to any other capital requirements imposed by external parties.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

15.	Contract liabilities

Contract liabilities, which includes deferred revenues, represent the future performance obligations to customers in respect of services or customer activation fees for which consideration has been received upfront and is recognized over the expected term of the customer relationship.

Contract liabilities as at June 30, 2021 and June 30, 2020 are below:

$
Opening balance, June 30, 2019	14,988,404
Revenue deferred during the year	16,826,638
Deferred revenue amortized into income during the year	(17,676,552)
Additions through business combination (Note 20)	825,646
Effects of movements on exchange rates	(218,506)
Ending balance, June 30, 2020	14,745,630
Revenue deferred during the year	25,358,368
Deferred revenue amortized into income during the year	(26,172,111)
Additions through business combination (Note 20)	6,957,026
Effects of movements on exchange rates	(1,363,739)
Ending balance, June 30, 2021	19,525,174

Contract liabilities - Current	14,143,563
Contract liabilities - Non-current	5,381,611
19,525,174

16.	Consideration payable

As described in Note 20, consideration in the amount of $16,685,768 ($13,269,000 USD) was payable as part of the acquisition of Star2Star. The fair value of consideration payable as of June 30, 2021 was determined using an effective tax rate of 24.56% and a discount rate of 4.9%. The fair value of the consideration payable is dependent upon the Company’s share price, foreign exchange rates and Company’s ability to utilize the underlying tax losses as they become available in each reporting period. The Company recognized a gain on change in fair value of consideration payable in the amount of $5,164,811 for the year ended June 30, 2021. The balance of consideration payable as at June 30, 2021 is summarized below:

$
Opening balance, June 30, 2019 and 2020	-
Additions through business combination (Note 20)	16,685,768
Gain on change in fair value	(5,164,811)
Effects of movements on exchange rates	(240,169)
Ending balance, June 30, 2021	11,280,788

Consideration payable - Current	2,894,921
Consideration payable - Non-current	8,385,867
11,280,788

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

17.	Leases: Right-of-use assets and lease obligations

The Company’s lease obligations and right-of-use assets are presented below:

Right-of-use assets
$
Present value of leases
Opening IFRS 16 value as at July 1, 2019	17,241,779
Additions	1,620,892
Effects of movements on exchange rates	697,732
Balance at June 30, 2020	19,560,403
Additions	2,360,941
Addition through business combination (Note 20)	3,249,517
Terminations	(1,070,603)
Effects of movements on exchange rates	(1,846,425)
Balance at June 30, 2021	22,253,833

Accumulated depreciation and repayments
Opening IFRS 16 value as at July 1, 2019	-
Depreciation expense	3,366,767
Effects of movements on exchange rates	15,116
Balance at June 30, 2020	3,381,883
Depreciation expense	3,217,711
Terminations	(729,487)
Effects of movements on exchange rates	(385,252)
Balance at June 30, 2021	5,484,855

Net book value as at:
June 30, 2020	16,178,520
June 30, 2021	16,768,978

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

17.	Leases: Right-of-use assets and lease obligations (continued)

Lease Obligations
$
Present value of leases
Opening IFRS 16 value as at July 1, 2019	17,123,225
Additions	1,620,892
Repayments	(3,285,223)
Interest expense	481,697
Effects of movements on exchange rates	682,199
Balance at June 30, 2020	16,622,790
Additions	2,360,941
Addition through business combination (Note 20)	3,348,681
Repayments	(3,228,906)
Interest expense	478,656
Terminations	(351,407)
Effects of movements on exchange rates	(1,578,380)
Balance at June 30, 2021	17,652,375

Lease Obligations - Current	3,001,069
Lease Obligations - Non-current	14,651,306
17,652,375

(1) Includes the impact of recognition exemptions including those for short-term and low-dollar value leases; includes the impact of judgment applied with regard to renewal options in the lease terms in which the Company is a lessee.

(2) Right-of-use assets opening balance includes the impact of estimated restoration costs.

(3) Addition through business combination represents the right-of-use asset and leased obligation of the leased office building of Star2Star Communications LLC, which was acquired on March 31, 2021.

Amounts recognized in consolidated statements of income and comprehensive income (loss)	2021	2020
	$	$
Depreciation charge on right-of-use assets	3,217,711	3,366,767
Interest expense on lease obligations	478,656	481,697
Income from sub-leasing right-of-use assets	(108,790)	(56,393)
Expenses relating to leases of low-value assets	301,455	309,567

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

18.	Provisions

		Sales returns &	Stock
	Warranty	allowances	rotation
	provision	provision	provision	Total
	$	$	$	$
Balance at June 30, 2019	208,481	48,230	300,294	557,005
Additional provision recognized	5,676	46,227	54,034	105,937
Balance at June 30, 2020	214,157	94,457	354,328	662,942
Additional provision recognized	85,110	122,641	(322,303)	(114,552)
Balance at June 30, 2021	299,267	217,098	32,025	548,390

The provision for warranty obligations represents the Company’s best estimate of repair and/or replacement costs to correct product failures. The sales returns and allowances provision represent the Company’s best estimate of the value of the products sold in the current financial period that may be returned in a future period. The stock rotation provision represents the Company’s best estimate of the value of the products sold in the current financial period that may be exchanged for alternative products in a future period. The Company accrues for product warranties, stock rotation, and sales returns and allowances at the time the product is delivered.

19.	Segment disclosures

The Company operates in one operating segment; development, manufacturing, distribution and support of voice and data connectivity components for software-based communication applications. The majority of the Company’s assets are located in Canada and the United States of America (“USA”). The Company sells into three major geographic centers: USA, Canada and other foreign countries. The Company has determined that it has a single reportable segment as the Company’s decision makers review information on a consolidated basis.

Revenues for group of similar products and services can be summarized years ended June 30, 2021 and 2020 as follows:

	2021	2020
	$	$
Products	64,119,358	66,496,760
Services	103,225,457	64,920,946
Total revenues	167,344,815	131,417,706

The sales, in Canadian dollars, in each of these geographic locations for the years ended June 30, 2021 and 2020 as follows:

	2021	2020
	$	$
USA	139,556,694	102,837,194
Canada	4,929,241	4,369,137
All other countries	22,858,880	24,211,375
Total revenues	167,344,815	131,417,706

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

19.	Segment disclosures (continued)

The non-current assets, in Canadian dollars, in each of the geographic locations as at June 30, 2021 and June 30, 2020 are below:

	2021	2020
	$	$
Canada	8,322,384	7,516,113
USA	595,263,056	114,059,570
Total non-current assets	603,585,440	121,575,683

20.	Business combinations

a)	On October 18, 2019, Sangoma Technologies US Inc., a wholly owned subsidiary of Sangoma Technologies Inc., acquired all the membership interest of VoIP Innovations LLC, a US based company. The total discounted consideration for the acquisition was $46,028,032 ($35,050,283 USD). The discounted purchase price consisted of $39,171,420 ($29,828,982 USD) in cash paid on closing and the issuance of 5,500,417 common shares valued at $6,553,938 ($4,990,815 USD) based on a share price of $1.40 ($1.066 USD) per common share on closing and a discount of 14.9% to reflect the 12-month lock up. In addition, the Company is required to pay additional consideration of up to $7,879,200 ($6,000,000 USD) if certain performance criteria are met for the twelve-month period from the date of acquisition. The Company estimated this potential payment to be $nil and was subsequently finalized to be $nil. The working capital adjustment was finalized post-closing at $302,674 ($230,486 USD). Of the cash consideration paid to the vendors, $4,281,032 ($3,260,000 USD) was paid to an escrow agent to be held for periods ranging from 4 months to 2 years to cover potential working capital, indemnification and Universal Service Fund (“USF”) special indemnity adjustments. The cash held in escrow for working capital and indemnification purposes was discounted using a 5.0% discount for a period of four to twelve months, respectively for an amount of $1,163,074 ($885,679 USD) and $450,240 ($342,857 USD). The cash held in escrow for USF Special Indemnity purposes was discounted using a 1.72% and 1.64% discount for a period of one and two years, respectively for an amount of $2,194,691 ($1,671,254 USD) and $381,349 ($290,397 USD). The Company acquired VoIP Innovations LLC to expand its suite of service offerings and increase recurring revenue.

The Company incurred transaction costs in the amount of $2,581,854 which were expensed and included in the consolidated statements of income and comprehensive income (loss) of the fiscal year ended June 30, 2020. The acquisition has been accounted for using the acquisition method under IFRS 3, Business Combinations.

On October 7, 2020, $601,823 ($449,256 USD) was released to the Company from the funds held in escrow in connection with the VoIP Innovations LLC acquisition. This amount represented the amount owing by VoIP Innovations LLC under the USF as at the closing of the VoIP Innovations LLC acquisition and was released in accordance with the terms of the VoIP Innovations LLC acquisition agreement and the escrow agreement entered into in connection with the transaction. The following table summarizes the fair value of consideration paid on the acquisition date and the allocation of the purchase price to the assets and liabilities acquired.

Consideration	USD	CAD
Cash consideration on closing	26,638,795	34,982,066
Net working capital adjustment	230,486	302,674
Cash held in escrow for working capital	885,679	1,163,074
Cash held in escrow for indemnification	342,857	450,240
Cash held in escrow for USF Special Indemnity (1 year)	1,671,254	2,194,691
Cash held in escrow for USF Special Indemnity (2 year)	290,397	381,349
Common shares	4,990,815	6,553,938
	35,050,283	46,028,032

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

20.	Business combinations (continued)

Purchase price allocation	USD	CAD
Cash	1,513,854	1,987,993
Accounts receivable	582,676	765,170
Prepaids and other deposits	294,739	387,051
Property and equipment	424,260	557,138
Right-of-use assets	516,648	678,462
Accounts payable and accrued liabilities	(561,890)	(737,874)
Other liabilities	(978,715)	(1,285,249)
Contract liabilities	(628,728)	(825,646)
Lease obligations on right-of-use assets	(516,648)	(678,462)
Customer relationships	15,030,000	19,737,396
Technology	2,640,000	3,466,848
Brand	700,000	919,240
Non-compete	1,010,000	1,326,332
Goodwill	15,024,087	19,729,633
	35,050,283	46,028,032

b)	On February 29, 2020, the Company acquired .e4 LLC in order to strengthen its sales capabilities in its FreePBX® ecosystem. Given the relative size of this transaction, no financial details were publicly disclosed.

Goodwill arises primarily from the ability to benefit from the assembled workforce, future growth, and potential synergies in the form of cost savings.

c)	On March 31, 2021, the Company acquired all of the shares of StarBlue Inc. (dba Star2Star Communications, herein “Star2Star”). The Company paid an aggregate purchase price of $479,907,778 ($381,636,405 USD), which comprised of $137,560,480 ($109,392,033 USD) cash consideration (adjusted from US$105,000,000 as a result of initial closing adjustments), 110,000,000 common shares at a discounted value of $325,661,530 ($258,975,372 USD), and an additional consideration payable for future tax benefit in the amount of $16,685,768 ($13,269,000 USD). The Company issued 21,130,798 common shares (22,000,000 common shares less 869,202 shares representing a holdback for indemnification purposes) on closing of the acquisition, with the remaining 88,000,000 common shares to be issued and distributed in fourteen quarterly installments commencing on April 1, 2022. The fair value of the share consideration is determined using a put option pricing model with a share price of $4.13, volatility of 56.58%, risk free rate of 0.221% - 0.855%, time to maturity of 0.003 – 4.25 years. The fair value of $16,685,768 ($13,269,000 USD) of consideration payable is related to estimated tax losses to be utilized in future years, and is determined using an effective tax rate of 24.56% and a discount rate of 4.9%. The Company acquired Star2Star to expand and broaden the suite of service offerings, add key customers and realize synergies by removing redundancies.

The following table summarizes the fair value of consideration paid on the acquisition date and the allocation of the purchase price to the assets and liabilities acquired.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

20.	Business combinations (continued)

Consideration	USD	CAD
Cash consideration on closing	101,110,566	127,146,537
Net working capital adjustment	446,834	561,893
Cash paid relating to debt	2,581,193	3,245,850
Cash held in escrow for working capital	1,000,000	1,257,500
Cash held in escrow for PPP loan forgiveness	4,253,440	5,348,700
Additional consideration for tax	13,269,000	16,685,768
Common shares issued on closing	66,873,399	84,093,299
Common shares reserved in escrow for indemnification	2,129,067	2,677,302
Common shares reserved for future issuance	189,972,906	238,890,929
	381,636,405	479,907,778

Purchase price allocation	USD	CAD
Cash	3,830,067	4,816,310
Accounts receivable	5,562,064	6,994,295
Inventory	1,448,237	1,821,158
Property and equipment	5,334,933	6,708,678
Right-of-use assets	2,584,109	3,249,517
Other current assets	1,496,235	1,881,514
Accounts payable and accrued liabilities	(8,324,491)	(10,468,047)
Contract liabilities	(5,532,426)	(6,957,026)
Other liabilities	(925,334)	(1,163,607)
Lease obligations on right-of-use assets	(2,662,967)	(3,348,681)
Intangible assets	169,200,000	212,769,000
Deferred tax liability on intangible	(25,476,181)	(32,036,298)
Goodwill	235,102,159	295,640,965
	381,636,405	479,907,778

The Company incurred estimated transaction costs in the amount of $4,889,557 which were expensed and included in the consolidated statements of income and comprehensive income (loss) for the year ended June 30, 2021. These costs are including 129,198 common shares valued at $415,568, which were issued at closing to an advisor. The acquisition has been accounted for using the acquisition method under IFRS 3, Business Combinations.

21.	Government assistance

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. Government Canada and the Bank of Canada have responded with significant monetary and fiscal interventions designed to stabilize economic conditions as temporary measures and one of them is the Canada Emergency Wage Subsidy (CEWS). The CEWS program offers assistance in the form of wage subsidy for qualifying businesses faced with specified levels of revenue decline, and the subsidy is targeted to either retain workforce on payroll or to re-hire furloughed employees. The CEWS program is applicable from March 15 to December 19, 2020 for eligible entities that experienced a reduction in gross revenue for the period as determined by the program.

Sangoma Technologies Corporation

Notes to the consolidated financial statements

For the years ended June 30, 2021 and 2020

(in Canadian dollars)

21.	Government assistance (continued)

The Company received under the CEWS a total of $142,592 for the fiscal year ended June 30, 2021 ($407,447 – June 30, 2020) which was recorded as an offset against salaries and wages in operating expenses in the consolidated statements of income and comprehensive income (loss).

22.	Subsequent events

On July 16, 2021, Sangoma purchased certain assets of M2 Telecom LLC for $2.52 million ($2.00 million US dollars). M2 was a channel partner for the Company’s wholesale Trunking as a Service “TaaS” business and the Company has taken over the sales team.

At a special meeting of shareholders on September 23, 2021, a special resolution to authorize Sangoma’s board of directors to effect a consolidation of its common shares based on a consolidation ratio within the range of one (1) post-consolidation share for every two (2) to twenty (20) pre-consolidation shares was approved.

23.	Authorization of the consolidated financial statements

The consolidated financial statements were authorized for issuance by the Board of Directors on September 29, 2021.